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                                                                       EXHIBIT 5


                       CERTIFICATE OF AMENDMENT OF BYLAWS

                                       OF

                         QUICKTURN DESIGN SYSTEMS, INC.


     The undersigned hereby certifies that he is the duly elected and acting Secretary of Quickturn Design Systems, Inc. and that the following amendments to the corporation's Bylaws were approved by the corporation's Board of Directors effective as of August 21, 1998:

1. Section 2.3 of Article II of the Bylaws of this corporation is hereby amended to read in its entirety as follows:

     "A special meeting of the stockholders may be called at any time by (i) the board of directors, (ii) the chairman of the board, (iii) the president,
     (iv) the chief executive officer or (v) subject to the procedures set forth in this Section 2.3, one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting.

     Upon request in writing sent by registered mail to the president or chief executive officer by any stockholder or stockholders entitled to call a special meeting of stockholders pursuant to this Section 2.3, the board of directors shall determine a place and time for such meeting, which time shall be not less than ninety (90) nor more than one hundred (100) days after the receipt and determination of the validity of such request, and a record date for the determination of stockholders entitled to vote at such meeting in the manner set forth in Section 2.12 hereof. Following such receipt and determination, it shall be the duty of the secretary to cause notice to be given to the stockholders entitled to vote at such meeting, in the manner set forth in Section 2.4 hereof, that a meeting will be held at the place and time so determined."

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

                                         /s/ Raymond K. Ostby
                                         -------------------------
                                         By:  Raymond K. Ostby
                                         Secretary